EXHIBIT 99.1
CORCEPT THERAPEUTICS ANNOUNCES SECOND QUARTER FINANCIAL RESULTS
AND PROVIDES CORPORATE UPDATE
MENLO PARK, Calif., (August 2, 2023) – Corcept Therapeutics Incorporated (NASDAQ: CORT), a commercial-stage company engaged in the discovery and development of medications to treat severe endocrine, oncology, metabolism and neurology disorders by modulating the effects of the hormone cortisol, today reported results for the quarter ended June 30, 2023.
Financial Results
•Revenue of $117.7 million, a 14 percent increase from second quarter 2022
•Increase in 2023 revenue guidance to $455 – $470 million, from $435 – $455 million
•Net income per common share of $0.25 (diluted), compared to $0.24 in second quarter 2022
•Cash and investments of $363.3 million as of June 30, 2023
•Purchase of 6.6 million shares of Corcept common stock for $145.4 million

“The strong results of our commercial business in the second quarter reflect the early returns on our substantial investment to help improve the ability of physicians to recognize and treat hypercortisolism. Korlym is an excellent treatment for patients with Cushing’s syndrome and there are many eligible patients who have yet to receive it. We are confident in the growth potential of our Cushing’s syndrome business and are raising our 2023 revenue guidance again, to $455 - $470 million,” said Joseph K. Belanoff, MD, Corcept’s Chief Executive Officer.
Corcept’s second quarter 2023 revenue was $117.7 million, compared to $103.4 million in the second quarter of 2022. Second quarter operating expenses were $88.1 million, compared to $72.0 million in the second quarter of 2022, due to increased spending on our development programs and to support the expansion of our clinical development and commercial teams. Net income was $27.5 million in the second quarter of 2023 compared to $27.4 million in the same period last year.
Cash and investments were $363.3 million at June 30, 2023 compared to $465.1 million at March 31, 2023. In April 2023, Corcept purchased 6.6 million shares of its common stock for $145.4 million.
Clinical Development
“We are also very excited by the potential of our clinical development programs. In the next twelve months we expect data from our GRACE, GRADIENT and CATALYST studies, submission of an NDA for relacorilant in Cushing’s syndrome, completion of enrollment of our ROSELLA and DAZALS studies and initiation of a Phase 2b trial of miricorilant in patients with NASH,” added Dr. Belanoff.

Cushing’s Syndrome
•Enrollment completed in Phase 3 GRACE trial of relacorilant as a treatment for patients with all etiologies of Cushing’s syndrome – new drug application (NDA) submission expected in the second quarter of 2024
•Enrollment nears completion in Phase 3 GRADIENT trial of relacorilant as a treatment for patients with Cushing’s syndrome caused by adrenal adenomas
•Enrollment continues in CATALYST – 1,000-patient Phase 4 trial examining the prevalence of hypercortisolism in patients with difficult-to-control type 2 diabetes; patients with hypercortisolism may enter a randomized, double-blind, placebo-controlled study of Korlym

“With enrollment in GRACE complete, we are focused on finishing the trial and preparing our NDA. Relacorilant has tremendous promise as a treatment for patients with all types of Cushing’s syndrome and we are eager to make it available. Our GRADIENT trial will produce valuable data about an etiology of Cushing’s syndrome that affects many patients whose hypercortisolism frequently goes undiagnosed and untreated,” said Bill Guyer, PharmD, Corcept’s Chief Development Officer.

“Additionally, we are very excited that our CATALYST trial is progressing ahead of schedule. CATALYST is the largest study ever conducted to establish the prevalence of hypercortisolism in patients with difficult-to-control diabetes. We expect that it will further enable physicians to identify and provide effective treatment for a substantial group of patients with Cushing’s syndrome, whose condition, in most cases, now goes undiagnosed. We have received very positive feedback from leading endocrinologists regarding this study and expect to complete enrollment in the fourth quarter,” added Dr. Guyer.
Oncology
•Enrollment continues in ROSELLA – 360-patient pivotal Phase 3 trial of relacorilant plus nab-paclitaxel in patients with recurrent, platinum-resistant ovarian cancer
•Enrollment continues in open-label, Phase 1b trial of relacorilant plus pembrolizumab in patients with adrenal cancer with cortisol excess
•Randomized, placebo-controlled Phase 2 trial of relacorilant plus enzalutamide in patients with prostate cancer, in collaboration with the University of Chicago, expected to begin in the third quarter

“Relacorilant combined with nab-paclitaxel has the potential to become a new standard of care for the treatment of patients with platinum-resistant ovarian cancer. The results of our positive Phase 2 trial were recently published in the prestigious Journal of Clinical Oncology. Our pivotal ROSELLA trial aims to replicate those results. We are on track to complete enrollment by the end of this year,” said Dr. Guyer.
Amyotrophic Lateral Sclerosis (ALS)
•Enrollment continues in DAZALS – 198-patient, randomized, double-blind, placebo-controlled Phase 2 trial of dazucorilant in patients with ALS

“We are conducting our DAZALS study in collaboration with TRICALS, the leading ALS academic consortium in Europe, to investigate dazucorilant’s potential to significantly improve the lives of patients with ALS. We recently added clinical trial sites in the United States and are on track to complete enrollment by early 2024,” said Dr. Guyer.
Non-alcoholic Steatohepatitis (NASH)
•Enrollment continues in Phase 1b trial of miricorilant in patients with presumed NASH – Phase 2b trial to begin in the fourth quarter

“Miricorilant, a potent, oral, selective cortisol modulator with targeted activity in the liver, continues to demonstrate great promise as a treatment for NASH. Our Phase 1b study has identified a dosing regimen that effectively reduced liver fat, improved liver health and key metabolic and lipid measures and was well-tolerated. We plan to start a Phase 2b trial in the fourth quarter,” said Dr. Guyer.
Conference Call
We will hold a conference call on August 2, 2023, at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). Participants must register in advance of the conference call by clicking here. Upon registering, each participant will receive a dial-in number and a unique access PIN. Each access PIN will accommodate one caller.

Additionally, a listen-only webcast will be available by clicking here. A replay of the call will be available on the Investors / Events tab of www.corcept.com.
Hypercortisolism
Hypercortisolism, often referred to as Cushing’s syndrome, is caused by excessive activity of the hormone cortisol. Endogenous Cushing’s syndrome is an orphan disease that most often affects adults aged 20-50. In the United States, an estimated 20,000 patients have Cushing’s syndrome, with about 3,000 new patients diagnosed each year. Symptoms vary, but most patients experience one or more of the following manifestations: high blood sugar, diabetes, high blood pressure, upper-body obesity, rounded face, increased fat around the neck, thinning arms and legs, severe fatigue and weak muscles. Irritability, anxiety, cognitive disturbances and depression are also common. Hypercortisolism can affect every organ system and can be lethal if not treated effectively. Corcept holds patents directed to the composition of relacorilant and the use of cortisol modulators, including Korlym, in the treatment of patients with hypercortisolism.
About Corcept Therapeutics
Corcept has discovered a large portfolio of proprietary compounds that selectively modulate the effects of cortisol and owns extensive United States and foreign intellectual property covering both their composition and their use to treat a variety of serious disorders. Clinical trials are being conducted with the company’s leading selective cortisol modulators as potential treatments for patients with serious disorders – Cushing’s syndrome, ovarian, prostate and adrenal cancer, ALS, post-traumatic stress disorder and liver disease. Corcept’s drug Korlym® was the first medication approved by the U.S. Food and Drug Administration for the treatment of patients with Cushing’s syndrome.
Forward-Looking Statements
Statements in this press release, other than statements of historical fact, are forward-looking statements based on our current plans and expectations that are subject to risks and uncertainties that might cause our actual results to differ materially from those such statements express or imply. These risks and uncertainties include, but are not limited to, our ability to operate our business, conduct our clinical trials and achieve our other goals during the COVID-19 pandemic and generate sufficient revenue to fund our activities; the availability of competing treatments for hypercortisolism, including generic versions of Korlym; our ability to obtain acceptable prices and adequate insurance coverage and reimbursement for Korlym; risks related to the development of our product candidates, including their clinical attributes, regulatory approvals, mandates, oversight and other requirements; the timing, cost and outcome of legal disputes and investigations; and the scope and protective power of our intellectual property. These and other risks are set forth in our SEC filings, which are available at our website and the SEC’s website.
In this press release, forward-looking statements include, among others: our continued revenue growth and 2023 revenue guidance; the number of eligible patients who have yet to receive Korlym; cortisol modulation’s potential to treat many serious diseases; development of relacorilant as a treatment for Cushing’s syndrome and ovarian, adrenal and prostate cancer, including relacorilant’s clinical attributes, regulatory approvals, mandates, oversight and other requirements; expectations regarding the GRACE trial as the basis for relacorilant’s NDA in Cushing’s syndrome; the design, timing and expectations regarding our CATALYST trial; the timing and expectations of our ROSELLA trial of relacorilant plus nab-paclitaxel in patients with recurrent platinum-resistant ovarian cancer and the potential for relacorilant plus nab-paclitaxel to become a standard of care for these patients; the timing and expectations of our DAZALS trial of dazucorilant in patients with ALS; the timing and substance of our Phase 1b trial and planned Phase 2b trial in patients with NASH; our other pre-clinical and clinical development programs, including the pace of enrollment, study design and timelines, and the accrual and attributes of clinical data; and the timing of regulatory submissions. We disclaim any intention or duty to update forward-looking statements made in this press release.

CORCEPT THERAPEUTICS INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30, 2023	December 31, 2022(1)
	(Unaudited)
Assets
Cash and investments	$363,262	$436,619
Trade receivables, net of allowances	32,553	31,057
Insurance recovery receivable related to Melucci litigation	14,000	14,000
Inventory	15,677	17,031
Operating lease right-of-use asset	235	1,143
Deferred tax assets, net	78,214	61,465
Other assets	20,684	22,115
Total assets	$524,625	$583,430
Liabilities and Stockholders’ Equity
Accounts payable	$7,976	$11,976
Accrued settlement related to Melucci litigation	14,000	14,000
Operating lease liabilities	297	1,143
Other liabilities	80,738	54,469
Stockholders’ equity	421,614	501,842
Total liabilities and stockholders’ equity	$524,625	$583,430

(1) Derived from audited financial statements at that date

CORCEPT THERAPEUTICS INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Revenues
Product revenue, net	$117,715	$103,386	$223,369	$197,074

Operating expenses
Cost of sales	1,574	1,316	2,960	2,566
Research and development	43,277	32,825	84,128	60,945
Selling, general and administrative	43,281	37,813	91,845	75,362
Total operating expenses	88,132	71,954	178,933	138,873
Income from operations	29,583	31,432	44,436	58,201
Interest and other income	3,347	630	6,928	710
Income before income taxes	32,930	32,062	51,364	58,911
Income tax expense	(5,402)	(4,650)	(7,957)	(8,702)
Net income	$27,528	$27,412	$43,407	$50,209

Net income attributable to common stockholders	$27,356	$27,398	$43,173	$50,196

Basic net income per common share	$0.27	$0.26	$0.41	$0.47

Diluted net income per common share	$0.25	$0.24	$0.38	$0.44

Weighted-average shares outstanding used in computing net income per common share
Basic	101,964	106,289	104,908	106,151
Diluted	109,590	115,399	112,492	115,222

CONTACT:
Corcept Therapeutics
Investor Relations
ir@corcept.com
www.corcept.com